Exhibit 3.8(a)

ARTICLES OF INCORPORATION

OF

BEALL INDUSTRIES, INC.

The undersigned natural person, of the age of eighteen years or more, acting as incorporator of a corporation under the Texas Business Corporation Act, hereby adopts the following Articles of Incorporation for the corporation:

ARTICLE 1. NAME.

The name of the corporation is Beall Industries, Inc.

ARTICLE 2. DURATION.

The period of its duration is perpetual.

ARTICLE 3. PURPOSE.

The purpose for which the corporation is organized is to buy, sell and deal in personal property, real property and services and to transact any and all lawful business for which a corporation may be incorporated under the Texas Business Corporation Act.

ARTICLE 4. SHARES.

The aggregate number of shares which the corporation shall have authority to issue is One Hundred Thousand (100,000) shares of the par value of One Cent ($.01) each. The shares are designated as Common Stock and have identical rights and privileges in every respect.

ARTICLE 5. COMMENCEMENT OF BUSINESS.

The corporation will not commence business until it has received for the issuance of its shares consideration of the value of One Thousand Dollars ($1,000.00) consisting of money paid, labor done or property actually received.

ARTICLE 6. DENIAL OF PREEMPTIVE RIGHTS.

No shareholder or other person shall have any preemptive rights whatsoever.

ARTICLE 7. PLURALITY VOTE.

Directors shall be elected by plurality vote. Cumulative voting shall not be permitted.

ARTICLE 8. AMENDMENTS TO BYLAWS.

The power to alter, amend or repeal the bylaws or adopt new bylaws is reserved to the shareholders of the corporation.

ARTICLE 9. INTERESTED DIRECTORS, OFFICERS AND SHAREHOLDERS.

A. If paragraph B is satisfied, no contract or other transaction between the corporation and any of its directors, officers or shareholders (or any corporation or firm in which any of them are directly or indirectly interested) shall be invalid solely because of this relationship or because of the presence of such director, officer or shareholder at the meeting authorizing such contract or transaction, or his participation in such meeting or authorization.

B. Paragraph A shall apply only if:

(1) The material facts of the relationship or interest of each such director, officer or shareholder are known or disclosed:

(a) to the board of directors and it nevertheless authorizes or ratifies the contract or transaction by a majority of the directors present, each such interested director to be counted in determining whether a quorum is present but not in calculating the majority necessary to carry the vote; or

(b) to the shareholders and they nevertheless authorize or ratify the contract or transaction by a majority of the shares present, each such interested person to be counted for quorum and voting purposes; or

(2) The contract or transaction is fair to the corporation as of the time it is authorized or ratified by the board of directors, a committee of the board, or the shareholders.

C. This provision shall not be construed to invalidate a contract or transaction which would be valid in the absence of this provision.

ARTICLE 10. INDEMNIFICATION; INSURANCE.

A. For purposes of this Article 10:

(1) “Corporation” includes any domestic or foreign predecessor entity of the corporation in a merger, consolidation, or other transaction in which the liabilities of the predecessor are transferred to the corporation by operation of law and in any other transaction in which the corporation assumes the liabilities of the predecessor but does not specifically exclude liabilities that are the subject matter of this Article 10.

(2) “Director” means any person who is or was a director of the corporation and any person who, while a director of the corporation, is or was serving at the request of the corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise.

(3) “Expenses” include court costs and attorneys’ fees.

(4) “Official capacity” means:

(a) when used with respect to a director, the office of director in the corporation; and

(b) when used with respect to a person other than a director, the elective or appointive office in the corporation held by the officer or the employment or agency relationship undertaken by the employee or agent in behalf of the corporation but in each case does not include service for any other foreign or domestic corporation or any partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise.

(5) “Proceeding” means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative, or investigative, any appeal in such an action, suit, or proceeding, and any inquiry or investigation that could lead to such an action, suit, or proceeding.

B. The corporation shall indemnify a person who was, is, or is threatened to be made a named defendant or respondent in a proceeding because the person is or was a director of the corporation only if it is determined in accordance with Paragraph F that the person:

(1) conducted himself in good faith;

(2) reasonably believed:

(a) in the case of conduct in his official capacity as a director of the corporation, that his conduct was in the corporation’s best interest; and

(b) in all other cases, that his conduct was at least not opposed to the corporation’s best interests; and

(3) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful.

C. A director may not be indemnified under Paragraph B for obligations resulting from a proceeding:

(1) in which the person is found liable on the basis that personal benefit was improperly received by him, whether or not the benefit resulted from an action taken in the person’s official capacity; or

(2) in which the person is found liable to the corporation.

D. The termination of a proceeding by judgment, order, settlement, or conviction, or on a plea of nolo contendere or its equivalent is not of itself determinative that the person did not meet the requirements set forth in Paragraph B.

E. A person shall be indemnified under Paragraph B against judgments, penalties (including excise and similar taxes), fines, settlements, and reasonable expenses actually incurred by the person in connection with the proceeding; but if the proceeding was brought by or in behalf of the corporation, the indemnification is limited to reasonable expenses actually incurred by the person in connection with the proceeding.

F. A determination of indemnification under Paragraph B must be made:

(1) by a majority vote of a quorum consisting of directors who at the time of the vote are not named defendants or respondents in the proceeding;

(2) if such a quorum cannot be obtained, by a majority vote of a committee of the board of directors, designated to act in the matter by a majority vote of all directors, consisting solely of two or more directors what at the time of the vote are not named defendants or respondents in the proceeding;

(3) by special legal counsel selected by the board of directors or a committee of the board by vote as set forth in Subparagraph (1) or (2) of this Paragraph F, or, if such a quorum cannot be obtained and such a committee cannot be established, by a majority vote of all directors; or

(4) by the shareholders in a vote that excludes the shares held by directors who are named defendants or respondents in the proceeding.

G. Authorization of indemnification and determination as to reasonableness of expenses must be made in the same manner as the determination that indemnification is permissible, except that if determination that indemnification is permissible is made by special legal counsel, authorization of indemnification and determination as to reasonableness of expenses must be made in the manner specified by Subparagraph (3) of Paragraph F for the selection of special legal counsel.

H. Notwithstanding any other provision of this Article 10, the corporation shall indemnify a director against reasonable expenses incurred by him in connection with a proceeding in which he is a party because he is a director if he has been wholly successful, on the merits or otherwise, in the defense of the proceeding.

I. If in a suit for the indemnification required by Paragraph H, a court of competent jurisdiction determines that the director is entitled to indemnification under Paragraph H, the court shall order indemnification and shall award to the director the expenses incurred in securing the indemnification.

J. If, a court of competent jurisdiction determines that a director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not he has met the requirements set forth in Paragraph B or has been adjudged liable in the circumstances described by Paragraph C, the court may order the indemnification that the court determines is proper and equitable. The court shall limit indemnification to reasonable expenses if the proceeding is brought by or in behalf of the corporation if the director is found liable on the basis that personal benefit was improperly received by him, whether or not the benefit resulted from an action taken in the person’s official capacity.

K. Reasonable expenses incurred by a director who was, is, or is threatened to be made a named defendant or respondent in a proceeding shall be paid or reimbursed by the corporation in advance of the final disposition of the proceeding after:

(1) the corporation receives a written affirmation by the director of his good faith belief that he has met the standard of conduct necessary for indemnification under this Article 10 and a written undertaking by or on behalf of the director to repay the amount paid or reimbursed if it is ultimately determined that he has not met those requirements; and

(2) a determination that the facts then known to those making the determination would not preclude indemnification under this Article 10.

L. The written undertaking required by Paragraph K must be an unlimited general obligation of the director but need not be secured. It may be accepted without reference to financial ability to make repayment. Determinations and authorizations of payments under Paragraph K must be made in the manner specified by Paragraph F for determining that indemnification is permissible.

M. Notwithstanding any other provision of this Article 10, the corporation may pay or reimburse expenses incurred by a director in connection with his appearance as a witness or other participation in a proceeding at a time when he is not a named defendant or respondent in the proceeding.

N. The corporation shall indemnify and advance expenses to an officer, employee or agent of the corporation to the same extent that it shall indemnify and advance expenses to directors under this Article 10.

O. The corporation shall indemnify and advance expenses to nominees or designees who are not or were not officers, employees, or agents of the corporation who are or were serving at the request of the corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, other enterprise, or employee benefit plan to the same extent that it shall indemnify and advance expenses to directors under this Article 10.

P. Notwithstanding any other provision of this Article 10, the corporation shall indemnify and advance expenses to an officer, employee, agent, or person who is identified by Paragraph O as a nominee or designee and who is not a director, to such further extent as such person may be entitled by law, agreement, vote of shareholders, or otherwise.

Q. The corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation or who is or was serving at the request of the corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, other enterprise, or employee benefit plan, against any liability asserted against him and incurred by him in such a capacity or arising out of his status as such a person, whether or not the corporation would have the power to indemnify him against that liability under this Article 10.

R. Any indemnification of or advance of expenses to a director in accordance with this Article 10 shall be reported in writing to the shareholders with or before the notice or waiver of notice of the next shareholders’ meeting or with or before the next submission to shareholders of a consent to action without a meeting pursuant to Article 9.10 A of the Texas Business Corporation Act and, in any case, within the twelve (12) month period immediately following the date of the indemnification or advance.

S. For purposes of this Article 10 the corporation is deemed to have requested a director to serve an employee benefit plan whenever the performance by him of his duties to the corporation also imposes duties on or otherwise involves services by him to the plan or participants or beneficiaries of the plan. Excise taxes assessed on a director with respect to an employee benefit plan pursuant to applicable law are deemed fines. Action taken or omitted by him with respect to an employee benefit plan in the performance of his duties for a purpose reasonable believed by him to be in the interest of the participants and beneficiaries of the plan is deemed to be for a purpose which is not opposed to the best interests of the corporation.

ARTICLE 11. REGISTERED OFFICE AND AGENT.

The street address of its initial registered office is 2725 Premier Street, Fort Worth, Texas 76111, and the name of its initial registered agent at such address is Robert Beall.

ARTICLE 12. INITIAL DIRECTORS.

The number of directors constituting the initial board of directors is one (1) and the name and address of the person who is to serve as a director until the first annual meeting of the shareholders or until his successor is elected and qualified is:

NAME	ADDRESS
Robert Beall	2725 Premier Street
Fort Worth, Texas 76111

ARTICLE 13. INCORPORATOR.

The name and address of the Incorporator is Robert Beall, 2725 Premier Street, Fort Worth, Texas 76111.

INCORPORATOR

/s/ ROBERT BEALL

ROBERT BEALL

SWORN TO this 20th day of August, 1985.

/s/ B. CARTER

Notary Public, State of Texas

B. CARTER

(Print or Type Name of Notary)

My Commission Expires: 8/88